Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR MAY 2009

RONKONKOMA, N.Y. – June 15 , 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the month of  May 2009 by segment:

NBTY’s preliminary unaudited net sales results for May 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF MAY

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$138	$96	43%

North American Retail	$18	$17	2%

European Retail	$51	$51	1%

Direct Response / E-Commerce	$16	$19	-16%

Total	$223	$184	22%

Leiner Health Products, acquired in July 2008, has been fully integrated into Wholesale / US Nutrition net sales.  North American Retail same store sales increased 2% for the one month period.  European Retail net sales for May 2009 include $9 million from Julian Graves, which NBTY acquired in September 2008.  Excluding Julian Graves sales, European Retail net sales increased 6% in local currency (British Pound Sterling), and decreased 17% in US dollars for the period.

NBTY’s preliminary unaudited net sales results for the two months April and May 2009 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS OF APRIL AND MAY

($ In Millions)

	2009	2008	% Change

Wholesale / US Nutrition	$270	$201	34%

North American Retail	$35	$34	2%

European Retail	$99	$100	-1%

Direct Response / E-Commerce	$33	$37	-11%

Total	$437	$373	17%

Leiner Health Products, acquired in July 2008, has been fully integrated into Wholesale / US Nutrition net sales.  North American Retail same store sales increased 2% for the two-month period.  European Retail net sales for the two-month period of April and May 2009 include $18 million from Julian Graves, which NBTY acquired in September 2008.  Excluding Julian Graves sales, European Retail net sales increased 6% in local currency (British Pound Sterling), and decreased 19% in US dollars for the two-month period.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.